UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K
_________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 4, 2012 (October 1, 2012)

_________________

CHIQUITA BRANDS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)
_________________

New Jersey	1-550	04-1923360
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 South Caldwell Street, Charlotte, North Carolina 28202
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (980) 636-5000

250 East Fifth Street, Cincinnati, Ohio 45202
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (d), (e)      Pursuant to a transition agreement described below, effective as of October 8, 2012, Fernando Aguirre resigned as the President, Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of Chiquita Brands International, Inc. (the “Company”).  Effective as of October 8, 2012, the Board appointed Kerrii B. Anderson as Non-Executive Chairwoman of the Board, replacing Mr. Aguirre.

On September 30, 2012, upon the recommendation of a committee of the Board formed for the purpose of overseeing the process of selecting a new Chief Executive Officer, the Board appointed Edward F. Lonergan as the Company’s new Chief Executive Officer and as a member of the Board, in each case effective October 8, 2012.  Mr. Lonergan, age 52, most recently served as President and Chief Executive Officer of Diversey, Inc., a leading global provider of sustainable cleaning, sanitation and hygiene solutions from February 2006 to October 2011.  During that time, Mr. Lonergan also served as President and Chief Executive Officer and as a director of Diversey Holdings, Inc.  At Diversey, Mr. Lonergan led the strategic and financial turnaround of the company, significantly improving efficiency, market competitiveness and shareholder value, and established Diversey as a global leader in sustainability.

Employment Agreement with Mr. Lonergan

On October 1, 2012, the Company entered into an employment agreement with Mr. Lonergan (the “Employment Agreement”).  The Employment Agreement provides for an initial two year term commencing on October 8, 2012, which will automatically be renewed for an additional year unless either party delivers a notice of non-renewal at least ninety days prior to the expiration of the initial two year term.

Under the Employment Agreement, Mr. Lonergan will receive an annual base salary of $900,000 and will have a target annual bonus of 100% of his annual base salary.  He will also be entitled to a pro-rata guaranteed bonus at target for the portion of 2012 during which he is employed and will be eligible for pro-rata bonus for the final year of the employment term, based on actual Company performance for that year.  Mr. Lonergan will receive a restricted stock unit grant with respect to 231,065 Company shares, which will vest as to 50%  of the grant on each of October 8, 2013 and 2014.  Mr. Lonergan will also receive an option grant with respect to 1,440,062 shares, which will vest as to 50%  of the grant on each of October 8, 2013 and 2014.  The per-share exercise price for the option grant will be the market value of the Company’s shares on October 8, 2012 and the option will have a maximum term of five years.  The Company will also consider an additional equity grant upon the automatic renewal of the term.  Mr. Lonergan has generally agreed to retain Company shares acquired under these equity awards until October 8, 2014.

The Company will pay for or reimburse Mr. Lonergan for expenses incurred in his relocation to the Charlotte area and Mr. Lonergan will be entitled to participate in the Company’s retirement, welfare and perquisite plans, including a fully vested $50,000 annual contribution to the Company’s Capital Accumulation Plan and a $10,000 annual financial planning allowance.  The Company will also pay Mr. Lonergan’s legal fees incurred in the negotiation of the Employment Agreement, up to a maximum of $50,000.

The Employment Agreement provides that upon a termination of Mr. Lonergan’s employment by the Company without cause or by Mr. Lonergan for good reason (as defined in the Employment Agreement), Mr. Lonergan will be entitled to payment of his base salary and target bonus for the remainder of the agreement’s term and full vesting of all of his equity awards, with a one year period following the termination to exercise options, except that if such termination is after a change in control of the Company (as defined in the agreement), he will have the full remaining term of the options in which to exercise.  Mr. Lonergan will not be entitled to any gross-up with respect to golden parachute excise taxes that may be incurred in connection with payments under the agreement.

The Employment Agreement also contains customary confidentiality and non-competition provisions.

Transition Agreement with Mr. Aguirre

On October 4, 2012, the Company entered into a transition agreement (the “Transition Agreement”) with Mr. Aguirre.  Under the Transition Agreement, Mr. Aguirre will continue to serve as President and Chief Executive Officer of the Company and as Chairman of the Board until October 8, 2012.  For twelve months following such date, Mr. Aguirre will serve as a special advisor, providing support on litigation and strategic matters and will receive a monthly consulting fee during such period of $40,000 and will remain eligible to continue to vest in previously granted restricted stock unit awards with respect to 134,221 Company shares.  In connection with the termination of his employment, Mr. Aguirre shall receive severance payments of $4,738,000, generally payable in equal monthly installments over the twenty-four month period following his termination of employment and will remain eligible for a pro-rata bonus in respect of 2012.  Mr. Aguirre will also receive continued medical coverage following his termination of his employment under the terms of his existing employment agreement with the Company.  The Company will also pay Mr. Aguirre's legal fees incurred in the negotiation of the Transition Agreement, up to a maximum of $50,000.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit No.	Description
Exhibit 99.1	Press Release issued by Chiquita Brands International, Inc., dated as of October 2, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2012
CHIQUITA BRANDS INTERNATIONAL, INC.

	By:	/s/ James Thompson
James E. Thompson
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release issued by Chiquita Brands International, Inc., dated as of October 2, 2012.